UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 05, 2026

ABM INDUSTRIES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-8929	94-1369354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza 7th Floor
New York, New York		10006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 297-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ABM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2026, ABM Industries Incorporated (the “Company”) entered into the First Amendment (the “Amendment”), by and among the Company, ABM Aviation UK Limited, a company incorporated and registered in England and Wales as a private company limited by shares and a subsidiary of the Company (“ABM UK”), each of the other subsidiaries of the Company from time to time party thereto (collectively, the “Subsidiary Guarantors”), the Lenders (as defined below) signatory thereto and Bank of America, N.A. as Administrative Agent (the “Agent”), which amends that certain Amended and Restated Credit Agreement, dated as of February 26, 2025 (the “Existing Credit Agreement” and, as amended by the Amendment, the “Credit Agreement”), by and among the Company, ABM UK, the Subsidiary Guarantors party thereto, the financial institutions party thereto from time to time as lenders (the “Lenders”) and the Agent. Capitalized terms used herein, but not otherwise defined, have the meanings provided to them in the Credit Agreement.

Among other things, the Amendment:

•
provided Incremental Term Commitments constituting a new Incremental Term Loan in an aggregate principal amount equal to $255.0 million (the “First Incremental Term Loan”); and
•
modified one of the exceptions to the negative covenant restricting the Restricted Payments of the Existing Credit Agreement to permit regularly scheduled quarterly cash dividends to the Company’s shareholders consistent with past practice or any other Restricted Payment in an amount per annum not to exceed the greater of $72.0 million and $1.16 per share (instead of $50.0 million and $1.00 per share).

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

On February 3, 2026, the Company incurred $255.0 million of the First Incremental Term Loan, pursuant to the Amendment. The Applicable Rate with respect to the First Incremental Term Loan shall be (i) 2.000% per annum, in the case of Term SOFR Loans, and 1.000% per annum, in the case of Base Rate Loans; provided that on and after the first Adjustment Date occurring after the delivery of a Compliance Certificate for the fiscal quarter of the Company ending April 30, 2026, the Applicable Rate with respect to the First Incremental Term Loan will be determined pursuant to the Applicable Pricing Grid. The other terms and conditions that apply to the new Incremental Term Loan are substantially the same as the terms and conditions that apply to the other term loans outstanding under the Credit Agreement.

The proceeds of the First Incremental Term Loan were used to partially fund the previously disclosed acquisition of all of the issued and outstanding share capital of Iveagh New Opportunities Limited, a company incorporated in Ireland, and its direct and indirect wholly-owned subsidiaries for an aggregate purchase price of approximately $275.0 million in cash, payable in accordance with the terms of the Share Purchase Agreement, dated as of December 15, 2025 with PW Red October S.À R.L, Watchman Investment Holdings Unlimited Company and certain Management Sellers (as defined therein) and subject to the adjustments set forth therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1* First Amendment, dated as of February 3, 2026, to Amended and Restated Credit Agreement, dated as of February 26, 2025, by and among ABM Industries Incorporated, ABM Aviation UK Limited, each of the other subsidiaries of ABM Industries Incorporated from time to time party thereto, the financial institutions listed on the signature pages thereof as lenders and Bank of America, N.A. as administrative agent.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and exhibits have been omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K. The Company hereby undertakes to furnish on a supplemental basis a copy of any omitted schedule or exhibit upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Date:	February 5, 2026	By:	/s/ David R. Goldman
David R. Goldman Vice President and Corporate Secretary